UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                            Asyst Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    04648X107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No. 04648X107
---------------------

1.   NAME OF REPORTING PERSONS

     Defiance Asset Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,060,604

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,060,604

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,060,604

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.16%

12.  TYPE OF REPORTING PERSON

     IA; OO

CUSIP No. 04648X107
---------------------

1.   NAME OF REPORTING PERSONS

     Robert J. Marcin

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,060,604

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,060,604

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,060,604

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.16%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No. 04648X107
---------------------

1.   NAME OF REPORTING PERSONS

     Steve Epstein

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,060,604

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,060,604

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,060,604

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.16%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No. 04648X107
---------------------

Item 1(a).  Name of Issuer:

            Asyst Technologies, Inc.
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            46897 Bayside Parkway
            Fremont, California 94538
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Defiance Asset Management, LLC
            Robert J. Marcin
            Steve Epstein
            --------------------------------------------------------------------

      (b).  Principal Business Address, or if None, Residence:

            100 Front Street, Suite 920
            West Conshohocken, Pennsylvania 19428
            United States of America
            --------------------------------------------------------------------

      (c).  Citizenship:

            Defiance Asset Management, LLC:         Delaware
            Robert J. Marcin:                       United States of America
            Steve Epstein:                          United States of America
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Stock, no par value
            --------------------------------------------------------------------

      (e).  CUSIP Number:

            04648X107
            --------------------------------------------------------------------

Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         Defiance Asset Management, LLC:                3,060,604
         Robert J. Marcin:                              3,060,604
         Steve Epstein:                                 3,060,604
         -----------------------------------------------------------------------

     (b) Percent of class:

         Defiance Asset Management, LLC:                6.16%
         Robert J. Marcin:                              6.16%
         Steve Epstein:                                 6.16%
         -----------------------------------------------------------------------

     (c) Number of shares as to which the person has:

         (i)  Sole power to vote or to direct the vote:

              Defiance Asset Management, LLC:           0
              Robert J. Marcin:                         0
              Steve Epstein:                            0
              ------------------------------------------------------------------

         (ii) Shared power to vote or to direct the vote:

              Defiance Asset Management, LLC:           3,060,604
              Robert J. Marcin:                         3,060,604
              Steve Epstein:                            3,060,604
              ------------------------------------------------------------------

        (iii) Sole power to dispose or to direct the disposition of:

              Defiance Asset Management, LLC:           0
              Robert J. Marcin:                         0
              Steve Epstein:                            0
              ------------------------------------------------------------------

         (iv) Shared power to dispose or to direct the disposition of:

              Defiance Asset Management, LLC:           3,060,604
              Robert J. Marcin:                         3,060,604
              Steve Epstein:                            3,060,604
              ------------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         N/A
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         N/A
         -----------------------------------------------------------------------

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 13, 2008
                                               -------------------------------
                                                           Date


                                               DEFIANCE ASSET MANAGEMENT, LLC*

                                               /s/  ROBERT J. MARCIN*
                                               -------------------------------
                                               By:  Robert J. Marcin



                                               /S/  ROBERT J. MARCIN*
                                               -------------------------------
                                               By:  Robert J. Marcin



                                               /S/  STEVE EPSTEIN*
                                               -------------------------------
                                               By:  Steve Epstein




* The Reporting Persons disclaim beneficial ownership except to the extent of their pecuniary interest therein.

                                                                       Exhibit A


                                    AGREEMENT

     The undersigned agree that this Schedule 13G dated February 13, 2008 relating to the Common Stock, no par value, of Asyst Technologies, Inc. shall be filed on behalf of the undersigned.



                                               DEFIANCE ASSET MANAGEMENT, LLC*

                                               /s/  ROBERT J. MARCIN*
                                               -------------------------------
                                               By:  Robert J. Marcin



                                               /S/  ROBERT J. MARCIN*
                                               -------------------------------
                                               By:  Robert J. Marcin



                                               /S/  STEVE EPSTEIN*
                                               -------------------------------
                                               By:  Steve Epstein


* The Reporting Persons disclaim beneficial ownership except to the extent of their pecuniary interest therein.








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